Exhibit 99.1

MARAVAI LIFESCIENCES REPORTS FOURTH QUARTER AND FULL YEAR 2020 FINANCIAL RESULTS AND INITIATES 2021 FINANCIAL GUIDANCE

SAN DIEGO—Maravai LifeSciences Holdings, Inc. (Maravai)(NASDAQ: MRVI), a global provider of life science reagents and services to researchers and biotech innovators, today reported financial results for the fourth quarter and the full year ended December 31, 2020. Highlights include:

•Revenue of $98.4 million for the fourth quarter and $284.1 million for the full year of 2020, representing 173.5% and 98.5% increases, respectively, over the corresponding periods of 2019;
•Expanded our IP Portfolio with a third U.S. patent granted for CleanCap® technology for the co-transcriptional capping of messenger RNA (mRNA);
•Expanded nucleic acid production capacity via infrastructure investment and manufacturing process improvements, including substantial expansion of our GMP capacity and plasmid DNA capabilities; and,
•Established 2021 revenue guidance of $580.0 million to $630.0 million, representing growth of 104.2% to 121.8%.

"Maravai provides enabling technologies that allow scientists to bring the miracles of science to life. Never before has this been more evident than this past year, as the company devoted all of its resources to deliver our proprietary CleanCap® technology to support mRNA COVID-19 vaccine development programs,” said Carl Hull, Chairman and CEO. “I am very proud of the ways in which our extraordinary team, and our partners, rose to this occasion. We also expect to continue to benefit from the accelerating drug development pipeline for cell and gene therapies, which are driving demand for our GMP-grade nucleic acids and associated pre-clinical, non-GMP compounds. We are pleased to be able to report exceptionally strong quarterly and full year results as a newly-public company and to provide our initial financial guidance,” added Hull.

Revenue for the Fourth Quarter and Full Year 2020

(In thousands)	Three Months Ended December 31,			Year Ended December 31,
	2020	2019	Change	2020	2019	Change
Revenue
Nucleic acid production	$77,751	$17,735	$60,016	$206,320	$72,602	$133,718
Biologics safety testing	14,125	11,597	2,528	54,897	44,416	10,481
Protein detection	6,477	6,628	(151)	22,881	26,122	(3,241)
Total revenue	$98,353	$35,960	$62,393	$284,098	$143,140	$140,958

Fourth Quarter 2020 Financial Results

Revenue was $98.4 million for the fourth quarter ended December 31, 2020, representing a 173.5% increase from the fourth quarter of the prior year and was driven by the following:

•Nucleic Acid Production revenue was $77.8 million for the fourth quarter, representing a 338.4% increase from the fourth quarter of the prior year. The increase in Nucleic Acid Production revenue was driven by: dramatically increased demand for our proprietary CleanCap® analogs, which principally serve the growing mRNA vaccine and therapeutic markets; ongoing demand for highly modified RNA products, particularly mRNA; and, increased demand for molecular diagnostic test components.

•Biologic Safety Testing revenue was $14.1 million for the fourth quarter, representing a 21.8% increase from the fourth quarter of the prior year. The increase was driven by a continued growth in the number of biologics drug development programs and customers that use our catalog of host-cell protein (HCP) ELISA kits.

•Protein Detection revenue was $6.5 million for the fourth quarter, representing a 2.3% decrease from the fourth quarter of the prior year. The decrease was primarily due to prolonged research laboratory closures as a result of the COVID-19 pandemic.

Net income (loss) and Adjusted EBITDA (non-GAAP) was $14.5 million and $64.3 million, respectively, for the fourth quarter of 2020, compared to $(5.5) million and $13.9 million, respectively, for the fourth quarter of the prior year.

Full Year 2020 Financial Results

Total revenue was $284.1 million for the year ended December 31, 2020 compared to $143.1 million for the year ended December 31, 2019, representing an increase of $141.0 million, or 98.5% and was driven by the following:

•Nucleic Acid Production revenue was $206.3 million for the year ended December 31, 2020 compared to $72.6 million for the year ended December 31, 2019, representing an increase of $133.7 million, or 184.2%.

•Biologics Safety Testing revenue was $54.9 million for the year ended December 31, 2020 compared to $44.4 million for the year ended December 31, 2019, representing an increase of $10.5 million, or 23.6%.

•Protein Detection revenue was $22.9 million for the year ended December 31, 2020 compared to $26.1 million for the year ended December 31, 2019, representing a decrease of $3.2 million, or 12.4%.

Net income (loss) and Adjusted EBITDA was $78.8 million and $169.2 million, respectively, for the year ended December 31, 2020, compared to $(5.2) million and $62.0 million, respectively, for the prior year.

“Our operational accomplishments during 2020 were quite significant, as well,” said Kevin Herde, Chief Financial Officer. “We completed a substantial expansion of our Nucleic Acid Production capacity in San Diego. We completed the acquisition and integration of MockV, expanding our Biologic Safety Testing offerings, and we commenced plasmid DNA manufacturing operations late in the year.” Added Herde, “We made great strides that we believe better position us for long term success and value creation for our shareholders as we expect increased demand for cell and gene therapy outsourcing, and broader acceptance of mRNA as a treatment modality.”

Financial Guidance for 2021

Our financial guidance for the full year 2021 is based on expectations for our existing business and does not include the financial impact of potential new acquisitions, if any, or items that have not yet been identified or quantified. This guidance is subject to a number of risks and uncertainties. See Forward-Looking Statements described in the section below.

Total revenue is projected to be in the range of $580.0 million to $630.0 million, reflecting overall growth of 104.2% to 121.8%.

Adjusted EBITDA (non-GAAP) is expected to be in the range of $350.0 million to $390.0 million.

Adjusted fully diluted EPS (non-GAAP) is expected to be in the range of $0.80 - $0.90. Adjusted fully diluted EPS (non-GAAP) is based on the assumption that all Class B shares are converted to Class A shares. The net income (loss) included in the Adjusted fully diluted EPS (non-GAAP) has been adjusted to eliminate the net income (loss) attributable to noncontrolling interest as a result of the assumed full conversion of Class B shares for Class A shares and is further adjusted for certain items that we do not believe directly reflect our core operations. All such adjustments have been tax effected at an assumed statutory tax rate range of 24% to 26%.

Maravai does not provide reconciliations for the non-GAAP financial measures included in the 2021 guidance above because we are unable to provide a meaningful or accurate calculation or estimation of certain reconciling items without unreasonable effort. This is due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including net income attributable to noncontrolling interest, variations in effective tax rate, expenses to be incurred for acquisition activities, and the diluted weighted average number of shares of Class A common stock outstanding for the applicable period from potential proforma exchanges of outstanding Class B common shares for shares of Class A common stock. Thus, we are unable to present a quantitative reconciliation of the aforementioned forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures because such information is not available. However, 2021 interest expense is expected to be in the range of $30.0 million to $35.0 million, 2021 depreciation and amortization is also expected to be in the range of $30.0 million to $35.0 million, and 2021 equity-based compensation is expected to be in the range of $10.0 million to $12.0 million.

Non-GAAP Financial Information
This press release contains financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (GAAP). These non-GAAP measure include: Adjusted EBITDA, and Adjusted fully diluted Earnings Per Share (EPS).

We define Adjusted EBITDA as net income (loss) before interest, taxes, depreciation and amortization and adjustments to exclude, as applicable: (i) additional expense resulting from purchase accounting adjustment to record inventory at fair value and adjustments to contingent consideration; (ii) incremental costs incurred to execute and integrate completed acquisitions; (iii) expenses incurred for acquisitions that were not consummated (including legal, accounting, and professional consulting services); (iv) charges for in-process research and development associated with completed acquisitions; (v) non-cash expenses related to share-based compensation; (vi) gain on sale and leaseback transaction; and (vii) transaction costs incurred for the initial public offering and debt refinancing. We define Adjusted Net Income as tax-effected earnings before the adjustments described above, and the tax effects of those adjustments. We define Adjusted Diluted EPS as Adjusted Net Income divided by the diluted weighted average number of Class A common stock outstanding for the applicable period, which assumes the proforma exchange of all outstanding Class B common stock for shares of Class A common stock.

These non-GAAP measures are supplemental measures of operating performance that is not prepared in accordance with GAAP and that does not represent, and should not be considered as, an alternative to net income (loss), as determined in accordance with GAAP.

We use these non-GAAP measures to understand and evaluate our core operating performance and trends and to develop short-term and long-term operating plans. We believe the measures facilitate comparison of our operating performance on a consistent basis between periods and, when viewed in combination with our results prepared in accordance with GAAP, helps provide a broader picture of factors and trends affecting our results of operations.

These non-GAAP financial measures have limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Because of these limitations, they should not be considered as a replacement for net income (loss), as determined by GAAP, or as a measure of our profitability. We compensate for these limitations by relying primarily on our GAAP results and using non-GAAP measures only for supplemental purposes. The non-GAAP financial measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

Conference Call and Webcast

Maravai’s management will host a conference call today at 2:00 p.m. PT/5:00 p.m. ET to discuss its financial results for the fourth quarter and year-end 2020. Approximately 10 minutes before the call, dial (833) 693-0536 or (661) 407-1576 and enter the conference ID number 4090862. For 72 hours following the call, an audio replay can be accessed by dialing (855) 859-2056 or (404) 537-3406 and using the conference number above. The call will also be available via live or archived webcast on the "Investors" section of the Maravai web site at https://investors.maravai.com/

About Maravai
Maravai is a leading life sciences company providing critical products to enable the development of drug therapies, diagnostics, novel vaccines and support research on human diseases. Maravai’s companies are leaders in providing products and services in the fields of nucleic acid synthesis, bioprocess impurity detection and analysis, and protein labeling and detection to many of the world's leading biopharmaceutical, vaccine, diagnostics, and cell and gene therapy companies.

For more information about Maravai LifeSciences, visit www.maravai.com.

Forward-looking Statements

This press release contains, and our officers and representatives may from time-to-time make, “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Investors are cautioned that statements in this press release which are not strictly historical statements constitute forward-looking statements, including, without limitation, statements regarding our financial guidance for 2021, the accelerating drug development pipeline for cell, gene, and RNA therapies, demand for GMP-grade nucleic acids and associated pre-clinical, non-GMP compounds, increased demand for outsourcing, and broader acceptance of mRNA as a treatment modality, constitute forward-looking statements and are identified by words like “believe,” “expect,” “may,” “will,” “should,” “seek,” “anticipate,” or “could” and similar expressions.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following:

•Certain of our products are used by customers in the production of vaccines and therapies, some of which represent relatively new and still-developing modes of treatment. Unforeseen adverse events, negative clinical outcomes, or increased regulatory scrutiny of these and their financial cost may damage public perception of the safety, utility, or efficacy of these vaccines and therapies or other modes of treatment and may harm our customers’ ability to conduct their business. Such events may negatively impact our revenue and have an adverse effect on our performance.
•We compete with life science, pharmaceutical and biotechnology companies who are substantially larger than we are and potentially capable of developing new approaches that could make our products, services and technology obsolete.
•We depend on a limited number of customers for a high percentage of our revenue. If we cannot maintain our current relationships with customers, fail to sustain recurring sources of revenue with our existing customers, or if we fail to enter into new relationships, our future operating results will be adversely affected.
•We rely on a limited number of suppliers or, in some cases, sole suppliers, for some of our raw materials and may not be able to find replacements or immediately transition to alternative suppliers.
•Such other factors as discussed throughout the “Risk Factors” section of our prospectus dated November 19, 2020 on file with the Securities and Exchange Commission.

Any forward-looking statement made by us in this release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contact Information:
Media Contact: Sara Michelmore
MacDougall
+1 781-235-3060
maravai@macbiocom.com

Investor Contact: Deb Hart
Maravai LifeSciences
+ 1 858-988-5917
ir@maravai.com

MARAVAI LIFESCIENCES HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except shares and units data)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Revenue	$98,353	$35,960	$284,098	$143,140
Operating expenses
Cost of revenue	23,395	17,830	79,649	66,849
Research and development	2,092	979	9,304	3,627
Selling, general and administrative	41,621	15,784	94,245	48,354
Change in estimated fair value of contingent consideration	—	81	—	322
Gain on sale and leaseback transaction	—	—	(19,002)	—
Total operating expenses	67,108	34,674	164,196	119,152
Income from operations	31,245	1,286	119,902	23,988
Other income (expense)
Interest expense	(8,806)	(7,719)	(30,740)	(29,959)
Other income (expense)	(7,598)	23	(7,466)	118
Income (loss) before income taxes	14,841	(6,410)	81,696	(5,853)
Income tax expense (benefit)	369	(960)	2,880	(652)
Net income (loss)	14,472	(5,450)	78,816	(5,201)
Net loss attributable to noncontrolling interests	(10,737)	(59)	(10,156)	(731)
Net income (loss) attributable to Maravai LifeSciences Holdings, Inc.	$25,209	$(5,391)	$88,972	$(4,470)

Net income (loss) per share/unit attributable to Maravai LifeSciences Holdings, Inc.:
Basic	$0.60	$(0.03)	$7.43	$(0.03)
Diluted	$0.13	$(0.03)	$2.36	$(0.03)

Weighted average number of shares/units outstanding:
Basic	40,443,472	253,916,941	10,351,137	253,916,941
Diluted	114,350,917	253,916,941	28,907,979	253,916,941

MARAVAI LIFESCIENCES HOLDINGS, INC.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION
(Unaudited)
(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Net income (loss)	$14,472	$(5,450)	$78,816	$(5,201)
Add:
Amortization	5,164	5,156	20,320	20,274
Depreciation	837	1,479	5,593	3,810
Interest Expense	8,806	7,719	30,740	29,959
Income tax expense (benefit)	369	(960)	2,880	(652)
EBITDA	29,648	7,944	138,349	48,190
Acquisition contingent consideration	—	81	—	322
Acquisition integration costs	269	2,109	3,857	6,170
Amortization of purchase accounting inventory step-up	—	—	—	1,856
Acquired in-process research and development costs	—	—	2,881	—
Equity-based compensation	21,696	516	24,629	1,679
GTCR management fee	125	102	680	523
Gain on sale and leaseback transaction	—	—	(19,002)	—
Merger and acquisition related expenses	177	3,112	395	3,274
Financing costs	4,818	—	9,784	—
Loss on extinguishment of debt	$7,592	—	7,592	—
Adjusted EBITDA	$64,325	$13,864	$169,165	$62,014